EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter Earnings

MARIETTA, Pa., April 16, 2008 (PRIME NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported net income for the first quarter ended March 31, 2008.

Net income for the first quarter of 2008 increased 22.5% to $6,724,983, or $.27 per share of Class A common stock on a diluted basis, over the $5,489,938, or $.22 per share of Class A common stock on a diluted basis, reported for the first quarter of 2007. The Company achieved these results primarily through increased net premiums earned as well as an increase in net realized investment gains, which were partially offset by higher losses and loss expenses from claim activity attributable to active winter weather patterns in the Company's operating areas.

Revenues for the first quarter of 2008 were $89,792,103, an increase of 7.3% over the year earlier period, with net premiums earned of $82,007,766, representing a 6.9% increase over the first quarter of 2007. Net premiums written in the first quarter of 2008 grew by 24.7% to $99,674,856, including 17.1% growth due to a non-recurring $13.6 million transfer of unearned premiums pursuant to the previously announced change in the pooling agreement between Atlantic States Insurance Company and Donegal Mutual Insurance Company effective March 1, 2008. Net premiums written and earned in the 2008 period also reflected the impact of the increased pooling allocation of approximately $2.5 million for the month of March and benefited from the renewal of the Company's 2008 reinsurance program at lower rates compared to 2007. The lower reinsurance rates were largely due to the Company's decision to increase its per loss retention from $400,000 to $600,000 effective January 1, 2008.

Net investment income increased to $5,691,741 for the first quarter of 2008, an increase of 3.4% over the $5,504,059 reported for the first quarter of 2007. Income attributable to an increase in average invested assets during the first quarter of 2008 was offset by the impact of lower short-term interest rates compared to the year earlier period. The Company has continued to increase its investment in tax-exempt municipal bonds during the first quarter of 2008 to obtain more favorable after-tax yields.

The Company's combined ratio was 97.5% for the first quarter of 2008, compared to 98.4% for the first quarter of 2007. The improvement in the combined ratio resulted from slight declines in both the loss and expense ratios, largely due to earned premium increases exceeding the related loss and expense increases for the periods. The Company's loss ratio for the first quarter of 2008 was 65.3%, generally consistent with the loss ratio of 66.0% posted for the first quarter of 2007. However, losses and loss expenses increased for the first quarter of 2008, as the Company experienced significant weather-related claim activity and increased severity in several casualty lines of business compared to the comparable period in 2007. The Company's expense ratio decreased to 31.9% for the first quarter of 2008, compared to 32.1% for the first quarter of 2007, with both periods reflecting reduced levels of underwriting-based incentive costs.

"Our first quarter results were impacted by a very active winter storm season, but we are pleased to report a solid increase in premium writings during the quarter, enhanced by the pooling change and reinsurance cost savings. Considering insurance market conditions and the weather challenges we faced during the quarter, we are pleased to report positive premium growth and underwriting profitability," stated Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc.

The operating results for the first quarter of 2008 contributed to an increase in the Company's book value to $14.02 per common share at March 31, 2008, compared to $13.92 per common share at December 31, 2007.

The Company will hold a conference call and webcast on Wednesday, April 16, 2008, beginning at 11:00 A.M. Eastern Time. You may participate in the conference call by calling 1-800-798-2864 (Passcode 86081361) or listen via Internet by accessing the webcast link in the Investors area of the Company's web site at www.donegalgroup.com. An instant replay of the conference call will be available until April 23, 2008 by calling 1-888-286-8010 (Passcode 62225492).

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in five Mid-Atlantic states (Delaware, Maryland, New Hampshire, New York and Pennsylvania), eight Southeastern states (Alabama, Georgia, Louisiana, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and five Midwestern states (Iowa, Nebraska, Ohio, Oklahoma and South Dakota).

All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company's reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, severe weather events, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                         Donegal Group Inc.
                        Financial Highlights
                              (unaudited)

                                              Quarter Ended March 31
                                            --------------------------
                                                2008          2007
                                            ------------  ------------

 Net premiums earned                        $ 82,007,766  $ 76,697,819
 Investment income, net of investment
  expenses                                     5,691,741     5,504,059
 Net realized investment gains                   695,356       104,785
 Total revenues                               89,792,103    83,682,016

 Net income                                 $  6,724,983  $  5,489,938

 Net income per common share:
  Class A common stock - basic              $       0.27  $       0.22
  Class A common stock - diluted            $       0.27  $       0.22
  Class B common stock - basic and diluted  $       0.25  $       0.20

                         Donegal Group Inc.
                  Consolidated Statements of Income
            (unaudited; in thousands, except share data)

                                              Quarter Ended March 31
                                            --------------------------
                                                2008          2007
                                            ------------  ------------

 Net premiums earned                        $     82,008  $     76,698
 Investment income, net of investment
  expenses                                         5,692         5,504
 Net realized investment gains                       695           105
 Lease income                                        244           261
 Installment payment fees                          1,153         1,114
                                            ------------  ------------
  Total revenues                                  89,792        83,682
                                            ------------  ------------

 Net losses and loss expenses                     53,530        50,595
 Amortization of deferred policy
  acquisition costs                               13,719        12,418
 Other underwriting expenses                      12,403        12,186
 Other expenses                                      499           492
 Policyholder dividends                              270           248
 Interest                                            613           709
                                            ------------  ------------
  Total expenses                                  81,034        76,648
                                            ------------  ------------

 Income before income tax expense                  8,758         7,034
 Income tax expense                                2,033         1,545
                                            ------------  ------------

 Net income                                 $      6,725  $      5,489
                                            ============  ============

 Net income per common share:
  Class A common stock - basic              $       0.27  $       0.22
                                            ------------  ------------
  Class A common stock - diluted            $       0.27  $       0.22
                                            ------------  ------------
  Class B common stock - basic and diluted  $       0.25  $       0.20
                                            ------------  ------------

 Supplementary Financial Analysts' Data

 Weighted-average number of shares
  outstanding:
  Class A common stock - basic                19,787,849    19,712,200
                                            ------------  ------------
  Class A common stock - diluted              19,930,680    20,116,225
                                            ------------  ------------
  Class B common stock - basic and diluted     5,576,775     5,576,775
                                            ------------  ------------

 Net written premiums                       $     99,675  $     79,919
                                            ------------  ------------

 Book value per common share at end of
  period                                    $      14.02  $      12.93
                                            ------------  ------------

                         Donegal Group Inc.
                     Consolidated Balance Sheets
                           (in thousands)

                                              March 31,   December 31,
                                                2008          2007
                                            ------------  ------------
                                             (unaudited)

 ASSETS
 Investments:
  Fixed maturities:
   Held to maturity, at amortized cost      $    134,113  $    154,290
   Available for sale, at fair value             403,250       336,318
  Equity securities, at fair value                32,268        36,361
  Investments in affiliates                        8,869         8,649
  Short-term investments, at cost, which
   approximates fair value                        51,994        70,252
                                            ------------  ------------
    Total investments                            630,494       605,870
 Cash                                              3,951         4,289
 Premiums receivable                              55,933        51,038
 Reinsurance receivable                           76,871        78,897
 Accrued investment income                         5,526         5,875
 Deferred policy acquisition costs                28,964        26,235
 Prepaid reinsurance premiums                     49,551        47,286
 Property and equipment, net                       5,772         5,608
 Deferred tax asset, net                           9,234         7,026
 Due from affiliate                                1,007            --
 Other assets                                      1,322         1,972
                                            ------------  ------------
   Total assets                             $    868,625  $    834,096
                                            ============  ============

                         Donegal Group Inc.
               Consolidated Balance Sheets (continued)
                           (in thousands)

                                              March 31,   December 31,
                                                2008          2007
                                            ------------  ------------
                                             (unaudited)

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities:
  Losses and loss expenses                  $    228,808  $    226,432
  Unearned premiums                              223,362       203,431
  Accrued expenses                                10,257        12,313
  Subordinated debentures                         30,929        30,929
  Due to affiliate                                    --           242
  Accounts payable - securities                   12,728         1,820
  Other liabilities                                5,845         6,239
                                            ------------  ------------
   Total liabilities                             511,929       481,406
                                            ------------  ------------
 Stockholders' equity:
  Preferred stock                                     --            --
  Class A common stock                               204           202
  Class B common stock                                56            56
  Additional paid-in capital                     159,178       156,851
  Accumulated other comprehensive income           3,475         6,974
  Retained earnings                              200,491       193,807
  Treasury stock, at cost                         (6,708)       (5,200)
                                            ------------  ------------
   Total stockholders' equity                    356,696       352,690
                                            ------------  ------------
   Total liabilities and stockholders'
    equity                                  $    868,625  $    834,096
                                            ============  ============

CONTACT:  Donegal Group Inc.
          Jeffrey D. Miller, Senior Vice President & Chief Financial
           Officer
          (717) 426-1931
          Fax: (717) 426-7009
          jeffmiller@donegalgroup.com